Exhibit 10.2

October 4, 2019

PERSONAL & CONFIDENTIAL

DELIVERED IN PERSON

June Lee

Re:Transition Agreement

Dear June:

This confirms that your employment with MyoKardia, Inc. (the “Company”) will be ending. We appreciate your contributions and wish to make this transition as smooth as possible for both you and the Company.  Consistent with that notion, this letter proposes an agreement (the “Agreement”), under which you will continue to be employed by the Company during a Transition Period (defined below) and, thereafter, you will receive Severance Benefits (defined below) if you enter into this Agreement and satisfy the other conditions that are set forth and defined below.

Regardless of whether you sign this Agreement:

•	Your employment with the Company will end on the Separation Date (as defined below).

•	The Company will pay you all salary accrued to you through your Separation Date.

•	The Company will pay you any accrued but unused vacation time through the Separation Date.

•	The Company will provide you with the right to continue group health care coverage after the Separation Date under the law known as “COBRA,” which will be described in a separate written notice.

•

The Company will reimburse you for any outstanding business expenses you incurred prior to the Effective Date, and, if authorized by the CEO in writing, prior to the Separation Date consistent with the Company’s expense reimbursement policy provided you submit appropriate documentation to the Company;

•

You will cease vesting on the Separation Date in any grants of equity that you hold in accordance with the Company’s applicable equity plans and corresponding equity grant agreements (collectively, the “Equity Documents”).

For your part, regardless of whether enter into this Agreement, you remain bound by the continuing obligations under your December 6, 2016 MyoKardia, Inc. Employee Confidentiality

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and Assignment Agreement (the “Confidentiality Agreement”).  Notwithstanding anything to the contrary in this Agreement or any other agreement, after the Separation Date, you shall be entitled to retain copies of the following documents or items as your personal property: (i) all employment agreements and documents related to compensation that you and the Company executed in connection with your employment with the Company; (ii) all wage statements and other payroll records issued to you, as well as documents issued to you with regard to your employee benefits and (iii) as otherwise allowed under applicable law.  Further, effective immediately your access to the Company’s systems will be aligned with your transition duties and job search efforts as authorized in writing by the Company’s CEO in line with these requirements. You will not dispose of any other Company property (including information or documents, including computerized data and any copies made of any computerized data or software) except as set forth in the following paragraph.

You agree to return as soon as possible to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any Documents containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective), located upon a reasonable search.  After returning all Documents and Company property, you commit to (with reasonable effort) deleting and finally purging any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property.  In the event that you discover that you continue to retain any such property, you shall promptly return it to the Company.

The remainder of this letter sets forth the terms of the Agreement.  You acknowledge that you are entering into this Agreement knowingly and voluntarily.  With those understandings, you and the Company agree as follows:

1.Transition Period; Separation from Employment

If you enter into and comply with this Agreement and unless you sooner resign or are terminated by the Company for Cause (as defined below), your at-will employment with the Company will terminate on June 30, 2020 (the “Anticipated Separation Date”).  For purposes of this Agreement, the actual last day of your employment with the Company—whether the Anticipated Separation Date or an earlier date—-shall be referred to as the “Separation Date.” If you do not enter into this Agreement, the Separation Date will be on the next business day following the Consideration Period (as defined in Section 18).  The period from September 30, 2019 through the Separation Date shall be referred to as the “Transition Period.” “Cause” means dismissal as a result of (i) any material breach by you of any written agreement between you and the Company after a period to cure if the breach is curable consistent with Paragraph 10 below; and (ii) the conviction of or plea of nolo contendere by you to a felony or a crime involving moral turpitude.

During the Transition Period, you will retain the title of Executive Vice President and Chief Development Officer unless the Company’s Chief Executive Officer (“CEO”) requests that you resign from that position and become a Senior Advisor on an earlier date.  Regardless of your title, your duties during the Transition Period shall be limited to those duties and responsibilities specifically requested in writing by the CEO (the “Transitional Services”) as consistent with your role and title. You are not authorized to execute your previous job responsibilities during

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the Transition Period unless requested by the CEO.  The Transitional Services shall be performed at such locations as determined by the CEO . Unless otherwise determined by the CEO, you will also retain such electronic access as is approved by the CEO and use of email on a computer to be provided by the Company.

With respect to compensation, you will continue to receive your base salary (Base Salary”) and you will be eligible for regular employee benefits as currently in effect throughout the Transition Period, provided you will not accrue vacation or other paid time off.  You will also continue to vest in your outstanding restricted stock and stock options consistent with the Equity Documents until the Separation Date. In the event you find another job prior to the Anticipated Separation Date, you must resign from the Company and the Separation Date will be on the date of that resignation.  In the event you resign on or prior to the Anticipated Separation Date and provided you satisfy each of the Severance Conditions (as defined below), you will be entitled to Severance Benefits (as defined in Section 2). You will not be eligible for any bonus, severance pay or benefits or other compensation other than to the extent specifically set forth herein. During the Transition Period you are free to pursue other opportunities and investments provided you continue to comply with this Agreement and the Confidentiality Agreement.

2.Severance Benefits

If you (i) enter into and comply with this Agreement, (ii) provide Transitional Services to the Company, (iii) are not terminated by the Company for Cause, (iv) comply with your obligations under the Confidentiality Agreement, all as consistent with Paragraph 10, below, and (v) sign and do not revoke the “Supplemental Release” attached hereto as Exhibit A, the Company will provide you with the following “Severance Benefits”:

(a)Severance Pay.  The Company will pay you a lump sum severance payment (the “Severance Pay”) in an amount equal to twelve (12) months of your Base Salary less the amount of Base Salary you receive during the Transition Period.  The Company will pay you the Severance Pay, subject to tax-related deductions and withholdings, within thirty-five (35) days of the Separation Date provided the Supplemental Release (as defined in the Supplemental Release) has become fully effective. You acknowledge and agreed that you are not entitled to any bonus for 2019, 2020 or otherwise and that the Severance Pay shall be your sole post-employment compensation.

(b)Health Benefits.  If you elect COBRA continuation coverage, the Company will pay for COBRA coverage through the earliest of the following: (i) June 30, 2020; (ii) the date you become eligible to in fact receive health benefits through another employer; or (iii) the date you otherwise become ineligible for COBRA.  The Company will make COBRA reimbursements to you consistent with the Company’s normal expense reimbursement policy, provided that you submit documentation to the Company substantiating your payments for COBRA coverage.

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(c)Communications with Prospective Employers.  If you direct prospective employers to direct their inquiries regarding your employment with the Company solely to Ingrid Boyes, Senior Vice President Human Resources, she will respond to such inquiries by confirming your dates of employment and position held with the Company and not making any further statements regarding your employment or your separation from employment and the Company will instruct all officers to respond consistent with Paragraph 6, below. This agreement does not affect the Company’s obligations when responding to government requests for information or otherwise as required by law.

3.Release of Claims

In consideration for, among other terms, the Transition Period and the Severance Benefits set forth in Section 2 of this Agreement, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its and their affiliated and related entities and its and their designated related parties its and their respective predecessors, successors and assigns, its and their respective , and the current and former officers, directors, members, , employees and attorneys, of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

•	relating to your employment by the Company, separation from employment, and the decision regarding your separation from employment;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and the California Fair Employment and Housing Act);

•	under any other federal or state statute (including, without limitation, the Family and Medical Leave Act or analogous state leave laws);
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the California Labor Code, or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not release or affect (i) your rights under this Agreement; (ii) any rights that cannot be released as a matter of law; (iii) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party(or third party beneficiary), under applicable law or under the Company’s or its affiliate’s governing document including bylaws, operating agreements and all

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similar documents); (iv) any rights you have to file or pursue a claim for workers’ compensation or unemployment insurance; (v) any claims for breach of this Agreement; (vi) indemnity, defense and/or advancement of legal fees and expenses to the extent required under any applicable directors’ and officers’, general liability or other insurance policy and (vii) your vested rights, if any, under the Company’s 401(k) or other deferred benefit plan.  At this time, the Company warrants and represents, to the Company’s knowledge without any inquiry, it is unaware of any act or omission by you that would or could allow it to assert it does not have to perform as contemplated under this Agreement.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

4.California Civil Code Section 1542

You acknowledge that you have been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any other statute or common law principles of similar effect.

5.Cooperation

Any claims between the parties aside, you agree to provide reasonable assistance to and cooperation with the Company if called upon by it with regard to any lawsuit, claim, action, investigation, administrative review or otherwise that may be brought by a third party against the Company and which may involve facts or knowledge of which you may be aware as a result of your employment or position with the Company. Any cooperation under this Section will be scheduled in a way that is convenient to you and shall not interfere with your full-time employment outside of the Company after the Separation Date and shall not require over 10 hours in a month. You will be entitled to be reimbursed for reasonable expenses associated with fulfilling your responsibilities under this Section.

6.Non-Disparagement

Subject to Section 8, you agree not to make any disparaging statements concerning the Company or any of the Releasees.  You further agree not to take any actions or conduct yourself in any

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way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees. The Company will instruct its current officers not to make any disparaging statements concerning you and to not to take any actions or conduct themselves in any way that would reasonably be expected to affect adversely your reputation or goodwill.

Nothing in this Agreement (including this Paragraph 6) shall, after the Separation Date, (i) limit your right or ability after the Separation Date to sell or market products or services in competition with the Company or its affiliates as allowed under California Business and Professions Code Section 16600, or (ii) impose any restraint or limit beyond what is allowed under California Business and Professions Code Section 16600; provided, however, that you shall be expected to continue to comply with all continuing obligations set forth in this Agreement and under applicable trade secret laws.

7.Continuing Obligations

You understand and agree that you have been employed in a position of confidence and trust and have had access to information concerning the Company that the Company treats as confidential and the disclosure of which could negatively affect the Company’s interests.  You reaffirm and agree to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding: nondisclosure of the Company’s trade secrets and confidential and proprietary information. The terms of the Confidentiality Agreement are incorporated by reference herein. You acknowledge that during the course of your employment with the Company you have accessed a number of highly confidential materials including materials concerning the Company’s business, technology, business relationships or financial affairs all of which is “Proprietary Information” under the Confidentiality Agreement and you specifically represent that you shall refrain from directly or indirectly disclosing or using any such Proprietary Information in the future including in connection with any business activities.

8.Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Agreement apply to truthful testimony in litigation, in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

9.	Defend Trade Secrets Act of 2016

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You understand that pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.Termination of Payments

If you materially breach any of your obligations under this Agreement or the Confidentiality Agreement and, if curable, you have not cured upon written notice specifying the details and a reasonable opportunity to cure, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate or recover the Severance Benefits.  The termination or recovery of the Severance Benefits in the event of your breach will not affect your continuing obligations under this Agreement or the Confidentiality Agreement.

11.Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

12.Enforceability and Authority

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Each party represents and warrants to the other that it has full corporate or entity power and authority to execute, deliver, and perform this Agreement according to its terms, they possess all consents, and approvals required to do so, and the execution, delivery, and performance of this Agreement have been duly authorized by each of them.

13.Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

14.Jurisdiction and Relief

You and the Company hereby agree that the federal and state courts in San Mateo County, California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process,

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and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach of the Confidentiality Agreement and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any of your continuing obligations under the Confidentiality Agreement, the Company shall be entitled, in addition to all other remedies it may have including to monetary relief, to an injunction or other appropriate equitable relief to restrain any such breach.

15.Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of California without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

16.Entire Agreement

This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, provided the Confidentiality Agreement, the Equity Documents shall remain in full force and effect. The payments and benefits here in shall in in lieu of an not in addition to any payments and/or benefits to which you may have been entitled to under the Company’s Change in Control and Severance Policy or any other policy, agreement or understanding relating to severance pay benefits or equity rights in connection with the ending of your employment.

17.Legally Binding; Advice of Counsel

This Agreement is a legally binding document and your signature will commit you to its terms.  The Company has advised you to consult with an attorney before entering into this Agreement and you have, if fact, consulted with counsel.  You acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

18.Time for Consideration; Effective Date

You understand and acknowledge that you have been given the opportunity to consider this Agreement for up to twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement.  To accept this Agreement, you must return a signed original or a signed PDF copy so by Ms. Boyes (333 Allerton Avenue, South San Francisco, CA 94080; iboyes@myokardia.com) at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to Ms. Boyes.  For such a revocation to be effective, it must be

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delivered so that it is received by the undersigned at or before the expiration of the seven (7) day revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

19.Counterparts

This Agreement may be executed in any number of counterparts.  When both counterparts are signed, they shall be treated together as one and the same document.

[signature page follows]

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Please indicate your agreement to the terms of this Agreement by signing and returning to Ms. Boyes the original or a PDF copy of this Agreement within the time period set forth above.

Sincerely,

MyoKardia, Inc.

Tassos Gianakakos

Chief Executive Officer

The foregoing is agreed to and accepted by:

_/s/ June Lee___________________________10/4/2019__________________________

June LeeDate

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Exhibit A to Transition Agreement

Supplemental Release

Background

I, June Lee, acknowledge that I entered into a Transition Agreement (the “Agreement”) with MyoKardia, Inc. (the “Company”) in connection with my separation from employment with the Company.  I further acknowledge that this is the Supplemental Release referenced in and attached as Exhibit A to the Agreement, and that this Supplemental Release becoming effective is one of the conditions of my receipt of certain Severance Benefits (as defined in the Agreement).

I understand that for this Supplemental Release to become effective, I must sign this Supplemental Release no earlier than the Separation Date and return the signed copy to Ingrid Boyes (333 Allerton Avenue, South San Francisco, CA 94080; iboyes@myokardia.com) no later than twenty one (21) days after the Separation Date.

I acknowledge that I have had had the opportunity to consider this Supplemental Release since first receiving it at the same time I received the Agreement.  I understand that, for the period of seven (7) days from the date when I sign this Supplemental Release, I have the right to revoke this Supplemental Release by written notice to Ms. Boyes, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period.  This Supplemental Release shall not become effective or enforceable during the revocation period.  This Supplemental Release shall become effective on the first day following expiration of the revocation period (the “Supplemental Release Effective Date”).

This Supplemental Release shall be supplemental to the release of claims in Section 3 of the Agreement, which shall remain in full force and effect regardless of whether this Supplemental Release becomes effective.

Release

In consideration for, among other terms, the Severance Benefits (as defined in the Agreement), to which I acknowledge I would otherwise not be entitled, I voluntarily release and forever discharge the Company, its affiliated and related entities (including, without limitation, its parent companies), its and their respective predecessors, successors and assigns, its and their respective current and former officers, directors, managers, , employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Supplemental Release, I have, I had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims: my employment with and separation from employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age

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Discrimination in Employment Act, and the California Fair Employment and Housing Act); under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the federal Worker Adjustment and Retraining Notification Act or analogous state law, the Family and Medical Leave Act, the California Family Rights Act, or any other federal or state family and medical leave law); for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the California Labor Code, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect my rights under the Agreement, my vested rights (if any) under the Equity Documents (as defined in the Agreement) or the Company’s employee benefit plans, or rights that cannot be released as a matter of law.

I agree not to accept damages of any nature, other equitable or legal remedies for my own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Supplemental Release.

I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

I, being aware of said code section, agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect.

I HAVE READ THIS SUPPLEMENTAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.  I UNDERSTAND THAT THIS SUPPLEMENTAL RELEASE IS A LEGAL DOCUMENT. I ACKNOWLEDGE THAT I HAVE BEEN ADVISED BY THE COMPANY TO DISCUSS ALL ASPECTS OF THIS SUPPLEMENTAL RELEASE WITH AN ATTORNEY.

_/s/ June Lee_______________________________

June Lee

_10/4/2019_______________________________

Date

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